Exhibit (h)(15)

September 20, 2016

Each of the Investment Companies listed on

Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

200 Crescent Court, Suite 700

Dallas, Texas 75201

RE: Amendment No. 8 to Loan Agreement

Ladies and Gentlemen:

Pursuant to an amended and restated letter agreement dated May 24, 2013 (as amended from time to time, the “Loan Agreement”), State Street Bank and Trust Company (the “Bank”) has made available to each of the investment companies listed on Appendix I to the Loan Agreement (each, a “Borrower”), acting on behalf of its respective fund series listed on such Appendix I to the Loan Agreement (each such series, a “Fund”), a $100,000,000.00 committed unsecured revolving line of credit on a several basis (the “Existing Committed Line”). Obligations of the Borrowers with respect to Loans made pursuant to the Existing Committed Line are evidenced by an amended and restated promissory note in the original principal amount of $100,000,000.00, dated as of July 19, 2016, executed by each of the Borrowers, on behalf of its respective Funds, to the order of the Bank (the “Existing Note”). Capitalized terms not hereinafter defined shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to extend the Committed Line for an additional period and to make the other changes set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

I.	Amendments to Loan Documents

1. Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence of such section in its entirety and substituting the following therefor: “The

Each of the Investment Companies listed on

Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

September 20, 2016

Committed Line shall expire on March 20, 2017 (the “Expiration Date”), unless extended in the discretion of the Bank or, with respect to any Fund, terminated by the applicable Borrower on behalf of such Fund as provided herein.”

2. Section I(5)(a) of the Loan Agreement is hereby amended by:

(a) deleting the second sentence of such section in its entirety and substituting the following therefor: “Each of the Borrowers, on behalf of its respective Funds, hereby promises to repay: (A) with respect to Loans outstanding as of the Eighth Amendment Effective Date to Highland Funds II, on behalf of either Highland Global Allocation Fund or Highland Small Cap Equity Fund, the principal amount of each Loan, together with all accrued and unpaid interest thereon, upon the earliest of (i) November 18, 2016, (ii) the date on which such Loan becomes due pursuant to Section II(4) below following the occurrence of an Event of Default with respect to such Fund, or (iii) the Expiration Date; (B) with respect to all Loans outstanding to Highland Funds II, on behalf of either Highland Global Allocation Fund or Highland Small Cap Equity Fund, other than those referred to in the foregoing clause (A), the principal amount of each Loan, together with all accrued and unpaid interest thereon, upon the earliest of (i) sixty (60) calendar days following the date on which such Loan is made, (ii) the date on which such Loan becomes due pursuant to Section II(4) below following the occurrence of an Event of Default with respect to such Fund, or (iii) the Expiration Date and (C) with respect to Loans outstanding to any Borrower on behalf of any Fund other than those referred to in the foregoing clauses (A) and (B), the principal amount of each other outstanding Loan, together with all accrued and unpaid interest thereon, upon the earliest of (i) thirty (30) calendar days following the date on which such Loan is made, (ii) the date on which such Loan becomes due pursuant to Section II(4) below following the occurrence of an Event of Default with respect to such Fund, or (iii) the Expiration Date.”

(b) deleting the penultimate sentence of such section in its entirety and substituting the following therefor: Notwithstanding the foregoing or any other provision of this Agreement and other than with respect to Loans outstanding to Highland Funds II, on behalf of either Highland Global Allocation Fund or Highland Small Cap Equity Fund, there shall be a period consisting of at least one Business Day during each thirty (30) day period during which this Agreement is in effect when no Loans are outstanding; provided that with respect to Loans outstanding from and after the Eighth Amendment Effective Date to Highland Funds II, on behalf of either Highland Global Allocation Fund or Highland Small Cap Equity Fund, there shall be a period consisting of at least one Business Day during each sixty (60) day period during which this Agreement is in effect when no Loans to such Borrower on behalf of such Funds are outstanding.

3. Section II(15) of the Loan Agreement is hereby amended by inserting the following definition of “Eighth Amendment Effective Date” in the appropriate alphabetical sequence therein:

Each of the Investment Companies listed on

Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

September 20, 2016

“Eighth Amendment Effective Date” shall mean September 20, 2016.

II.	Miscellaneous

1. Other than as amended hereby, all terms and conditions of the Loan Agreement and each of the other Loan Documents are ratified and affirmed as of the date hereof in order to give effect to the terms thereof. The amendments contained herein shall not constitute an amendment, extension or waiver of any other provision of the Loan Documents other than as specifically described herein or otherwise prejudice, impair or effect any rights or remedies of the Bank under the Loan Agreement and the other Loan Documents. Nothing contained in this letter agreement shall be construed to imply a willingness on the part of the Bank to agree to any similar or other future amendments or extensions of any of the terms and conditions of the Loan Agreement or the other Loan Documents or for any affiliate of any of the Borrowers with respect to any arrangements they might have with the Bank.

2. Each of the Borrowers severally (and not jointly) represents and warrants to the Bank, both as to itself (where applicable) and severally (and not jointly) as to each of its respective Funds (but not as to any other Borrower or Fund) as follows: (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Agreement; (b) each of the representations and warranties contained in Section II(2) of the Loan Agreement is true and correct on and as of the date of this letter agreement; (c) the execution, delivery and performance of each of this letter agreement, the Loan Agreement and the Note (collectively, the “Amended Loan Documents”) (i) are, and will be, within such Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary trust proceedings of such Borrower; (iii) do not, and will not, require the consent of any shareholders or other equity holders of such Borrower or Fund or the approval or consent of, or any notice to or filing with, any governmental authority, other than those which have been received; (iv) will not contravene any provision of, or exceed any limitation contained in, the agreement and declaration of trust, by-laws and/or other organizational documents of such Borrower or Fund or its Prospectus or any judgment, decree or order or any law, rule or regulation applicable to such Borrower or Fund, including, without limitation, the Investment Company Act; (v) do not and will not constitute a violation of, or a default under any other agreement, order or undertaking binding on such Borrower or Fund; and (vi) do not require the consent or approval of any obligee or holder of any instrument relating to any Indebtedness of the Borrower or Fund or the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower, on behalf of its respective Funds, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3. Upon receipt of a fully executed copy of this letter agreement and such other documents or instruments as the Bank may reasonably request, this letter agreement shall be deemed to be an instrument under seal and an amendment to the Loan Documents to be governed by the laws of The Commonwealth of Massachusetts.

Each of the Investment Companies listed on

Appendix I hereto

c/o Highland Capital Management Fund Advisors, L.P.

September 20, 2016

4. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original document.

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Amendment No. 8 Signature Page

If the foregoing is acceptable to you, please have an authorized officer of each of the Borrowers execute this letter agreement below where indicated and return the same to the undersigned.

Sincerely,

STATE STREET BANK AND
TRUST COMPANY, as Bank

By: /s/ James H. Reichert
James H. Reichert, Vice President

Acknowledged and Accepted:

EACH OF THE BORROWERS LISTED

ON APPENDIX I HERETO,

for itself or on behalf of each of its respective

portfolio series listed on Appendix I hereto

By: /s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Treasurer

APPENDIX I

List of Borrowers and Funds

Highland Funds I, on behalf of:

Highland/iBoxx Senior Loan ETF

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland Opportunistic Credit Fund

Highland Funds II, on behalf of:

Highland Fixed Income Fund

Highland Global Allocation Fund

Highland Premier Growth Equity Fund

Highland Small Cap Equity Fund

Highland Tax-Exempt Fund

Highland Total Return Fund